FS Investment Corporation II 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation II Commences Operations

PHILADELPHIA, PA, June 18, 2012 – FS Investment Corporation II (“FSIC II”) successfully completed its minimum offering requirement of $2.5 million in capital raised from persons not affiliated with FSIC II and admitted its initial public investors as stockholders. FSIC II is a publicly registered, non-traded business development company focused on investing primarily in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC II has registered for public sale in a continuous offering up to $2.0 billion of its shares of common stock, at an initial offering price of $10.00 per share. Going forward, FSIC II intends to accept subscriptions on a continuous basis and issue shares at its semi-monthly closings.

FSIC II’s launch was bolstered by a successful pre-launch private placement. Individuals and entities, including those affiliated with FSIC II’s sponsor, Franklin Square Capital Partners (“Franklin Square”), and sub-adviser, GSO / Blackstone Debt Funds Management LLC (“GDFM”), invested approximately $18.4 million in FSIC II in the private placement.  GDFM is an affiliate of GSO Capital Partners LP (“GSO”), the credit platform of The Blackstone Group L.P. (“Blackstone”). Investors in the private placement were admitted to the fund at the same net share price as initial investors in the public offering. Franklin Square will bring its commitment to best practices and transparency to FSIC II, including fully-earned distributions that are not funded with offering proceeds or borrowings, mark-to-market pricing and the aforementioned significant sponsor commitment.

FSIC II offers investors access to the private debt asset class at a minimum initial investment of $5,000, enabling them to employ similar investment strategies as large institutions and high net worth individuals. FSIC II expects to invest primarily in the floating rate senior secured loans of established private U.S. companies and will focus on preserving capital and producing current income.

“We believe that individual investors can benefit from the portfolio diversification offered by alternative investment products like FS Investment Corporation II, which provides access to a class of investments that were once only available to endowments and high net worth investors,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC II. “With the closing of FS Investment Corporation, the first non-traded business development company, FSIC II will provide investors with continued access to a core income product sponsored by Franklin Square.  Looking ahead, we see a favorable outlook for long-term investors in the senior secured loan market over the anticipated life of FSIC II.”

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company and is the third investment fund sponsored by Franklin Square. FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GDFM, an affiliate of GSO. GSO, with approximately $50.8 billion in assets under management as of March 31, 2012, is the credit platform of Blackstone. For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC II. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the Securities and Exchange Commission. FSIC II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.